Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Britt Zarling	Stephanie Gregor
Vice President, Corporate Communications Fiserv, Inc.	Vice President, Investor Relations Fiserv, Inc.
262-879-5945	262-879-5969
britt.zarling@fiserv.com	stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2015 Results

Internal revenue growth of 4 percent for the quarter;

Adjusted EPS increases 17 percent to $0.95 for the quarter;

Free cash flow increase of 11 percent year to date;

Full year 2015 guidance affirmed

Brookfield, Wis., July 29, 2015 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2015.

GAAP revenue in the second quarter was $1.30 billion compared with $1.25 billion in the second quarter of 2014. Adjusted revenue was $1.23 billion in the second quarter compared with $1.18 billion in the second quarter of 2014, an increase of 4 percent. For the first six months of 2015, GAAP revenue was $2.57 billion compared with $2.49 billion for the first six months of 2014. Adjusted revenue was $2.42 billion in the first half of 2015 compared with $2.33 billion in the same period in 2014, an increase of 4 percent.

GAAP earnings per share from continuing operations in the second quarter was $0.53, which included debt extinguishment and refinancing costs of $0.25 per share, compared with $0.65 in the second quarter of 2014. GAAP earnings per share from continuing operations for the first six months of 2015 was $1.26 compared with $1.31 for the first six months of 2014.

Adjusted earnings per share from continuing operations increased 17 percent in the quarter to $0.95 compared with $0.81 in the second quarter of 2014. Adjusted earnings per share from continuing operations in the first six months of 2015 increased 12 percent to $1.83 compared with $1.63 in the comparable 2014 period.

“We executed well in the quarter which led to solid financial results,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our results for the first half of the year are in-line with our expectations, and reflect our commitment to delivering high-quality revenue growth, margin expansion and excellent free cash flow.”

Press Release

Second Quarter 2015

•	Adjusted revenue grew 4 percent in both the quarter and first six months of 2015 to $1.23 billion and $2.42 billion, respectively, over the prior year periods.

•	Internal revenue growth in the quarter was 4 percent for the company, driven by 6 percent growth in the Payments segment and 2 percent growth in the Financial segment. Foreign currency negatively impacted internal revenue growth by approximately 60 basis points in the second quarter.

•	Internal revenue grew 4 percent in the first six months of 2015, led by 5 percent growth in the Payments segment and 3 percent growth in the Financial segment. Foreign currency also negatively impacted internal revenue growth by approximately 50 basis points in the first six months of 2015.

•	Adjusted earnings per share increased 17 percent in the quarter to $0.95 and increased 12 percent in the first six months of 2015 to $1.83 compared to the prior year periods.

•	Adjusted operating margin expanded 120 basis points to 31.8 percent in the quarter and 140 basis points to 31.5 percent in the first six months of 2015 compared to the prior year periods.

•	Free cash flow was up 11 percent to $439 million in the first six months of 2015 compared to $395 million in the prior year period.

•	The company repurchased 3.1 million shares of common stock in the quarter for $245 million and 6.9 million shares of common stock for $535 million in the first six months of 2015. As of June 30, 2015, the company had 12.9 million remaining shares authorized for repurchase.

•	In April 2015, the company entered into an amendment to extend the maturity of its $2.0 billion revolving credit facility to April 2020.

•	During the quarter, the company raised $1.75 billion of proceeds in a public offering of 5-year and 10-year senior notes with a weighted average interest rate and term of 3.3% and 7.6 years, respectively. The company primarily used the net proceeds from this offering to redeem its $600 million 3.125% senior notes due in 2016 and $500 million 6.8% senior notes due in 2017.

Outlook for 2015

Fiserv continues to expect 2015 internal revenue growth in a range of 5 to 6 percent and adjusted earnings per share in a range of $3.73 to $3.83, which represents growth of 11 to 14 percent over $3.37 in 2014.

“We remain on track to achieve our 2015 financial objectives which include our third consecutive year of accelerating internal revenue growth,” said Yabuki.

Earnings Conference Call

The company will discuss its second quarter 2015 results on a conference call and webcast at 4 p.m. CT on Wednesday, July 29, 2015. To register for the event, go to www.fiserv.com and click on the Q2 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

Press Release

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) enables clients to achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more than 30 years, Fiserv has been a leader in financial services technology, and today is among FORTUNE® magazine’s World’s Most Admired Companies and Forbes magazine’s America’s Best Employers. For more information, visit www.fiserv.com.

Use of Non-GAAP Financial Measures

In this earnings release, we supplement our reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “internal revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted income from continuing operations,” “adjusted earnings per share” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, gains or losses from unconsolidated affiliates, severance costs, charges associated with early debt extinguishment, merger and integration costs related to acquisitions, and certain costs associated with the achievement of our operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and internal revenue growth are non-GAAP financial measures and are described on page 10. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe internal revenue growth is useful because it presents revenue growth excluding the impact of postage reimbursements in our Output Solutions business, acquisitions and dispositions, and including deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: pricing and other actions by competitors; the capacity of the company’s technology to keep pace with a rapidly evolving marketplace; the impact of market and economic conditions on the financial services industry; the impact of a security breach or operational failure on the company’s business; the effect of legislative and regulatory actions in the United States and internationally; the company’s ability to comply with government regulations; the company’s ability to successfully identify, complete and integrate acquisitions; the impact of the company’s strategic initiatives; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Processing and services	$1,109	$1,051	$2,176	$2,078
Product	189	202	397	409

Total revenue	1,298	1,253	2,573	2,487

Expenses
Cost of processing and services	542	532	1,084	1,073
Cost of product	168	171	349	351
Selling, general and administrative	262	243	500	485

Total expenses	972	946	1,933	1,909

Operating income	326	307	640	578
Interest expense - net [1]	(49)	(40)	(89)	(81)
Loss on early debt extinguishment [1]	(85)	—	(85)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	192	267	466	497
Income tax provision	(66)	(101)	(162)	(167)
Income from investment in unconsolidated affiliate	1	—	1	4

Income from continuing operations	127	166	305	334
Income (loss) from discontinued operations	—	—	—	—

Net income	$127	$166	$305	$334

GAAP earnings per share - diluted:
Continuing operations	$0.53	$0.65	$1.26	$1.31
Discontinued operations	—	—	—	—

Total	$0.53	$0.65	$1.26	$1.30

Diluted shares used in computing earnings per share	240.4	253.4	241.7	256.0

Earnings per share is calculated using actual, unrounded amounts.

[1]	In May 2015, the company raised $1.75 billion of proceeds in a public offering of senior notes with a weighted average interest rate and term of 3.3% and 7.6 years, respectively. The company used a portion of such proceeds to redeem its $600 million 3.125% senior notes due in 2016 and $500 million 6.8% senior notes due in 2017, which resulted in a pre-tax charge of $92 million ($0.25 per share after-tax) related to the make-whole payments on the early retirement and other costs associated with the transaction, including the reclassification of unamortized losses on settled cash flow hedges to interest expense.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

GAAP income from continuing operations	$127	$166	$305	$334
Adjustments:
Merger, integration and other costs [1]	8	2	13	9
Severance costs	6	—	9	12
Amortization of acquisition-related intangible assets	50	51	99	103
Debt extinguishment and refinancing costs [2]	92	—	92	—
Tax impact of adjustments [3]	(55)	(19)	(75)	(44)
StoneRiver transactions [4]	—	1	—	(2)
Tax impact of StoneRiver transactions [4]	—	4	—	4

Adjusted income from continuing operations	$228	$205	$443	$416

GAAP earnings per share from continuing operations	$0.53	$0.65	$1.26	$1.31
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.02	0.01	0.03	0.02
Severance costs	0.02	—	0.02	0.03
Amortization of acquisition-related intangible assets	0.13	0.13	0.26	0.26
Debt extinguishment and refinancing costs [2]	0.25	—	0.25	—
StoneRiver transactions [4]	—	0.02	—	0.01

Adjusted earnings per share from continuing operations	$0.95	$0.81	$1.83	$1.63

[1]	Merger, integration and other costs include incremental expenses incurred in conjunction with the achievement of the company’s operational effectiveness objectives, including incremental costs related to data center and real estate consolidation activities such as move expenses and third party fees; a non-cash expense related to the modification of certain employee equity award agreements; and costs associated with the Open Solutions acquisition.
[2]	See footnote on page 5.
[3]	The tax impact of adjustments is calculated using a tax rate of 35 percent.
[4]	Represents the company’s share of (gains) losses associated with capital transactions, including sales of subsidiary businesses and a taxable cash distribution, at StoneRiver Group, L.P., a joint venture in which the company owns a 49% interest.

See page 3 for disclosures related to the use of non-GAAP financial measures. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total Company
Revenue	$1,298	$1,253	$2,573	$2,487
Output Solutions postage reimbursements	(74)	(78)	(157)	(161)
Open Solutions deferred revenue adjustment	1	1	2	2

Adjusted revenue	$1,225	$1,176	$2,418	$2,328

Operating income	$326	$307	$640	$578
Merger, integration and other costs	8	2	13	9
Severance costs	6	—	9	12
Amortization of acquisition-related intangible assets	50	51	99	103

Adjusted operating income	$390	$360	$761	$702

Operating margin	25.1%	24.5%	24.9%	23.2%
Adjusted operating margin	31.8%	30.6%	31.5%	30.1%

Payments and Industry Products (“Payments”)
Revenue	$701	$669	$1,397	$1,342
Output Solutions postage reimbursements	(74)	(78)	(157)	(161)

Adjusted revenue	$627	$591	$1,240	$1,181

Operating income	$208	$185	$399	$365

Operating margin	29.7%	27.7%	28.6%	27.2%
Adjusted operating margin	33.2%	31.3%	32.2%	30.9%

Financial Institution Services (“Financial”)
Revenue	$608	$595	$1,201	$1,170
Open Solutions deferred revenue adjustment	1	1	2	2

Adjusted revenue	$609	$596	$1,203	$1,172

Operating income	$209	$203	$413	$388

Operating margin	34.5%	34.1%	34.4%	33.1%
Adjusted operating margin	34.5%	34.1%	34.4%	33.1%

Corporate and Other
Revenue	$(11)	$(11)	$(25)	$(25)

Operating loss	$(91)	$(81)	$(172)	$(175)
Merger, integration and other costs	8	2	13	9
Severance costs	6	—	9	12
Amortization of acquisition-related intangible assets	50	51	99	103

Adjusted operating loss	$(27)	$(28)	$(51)	$(51)

See page 3 for disclosures related to the use of non-GAAP financial measures. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$305	$334
Adjustment for discontinued operations	—	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	107	96
Amortization of acquisition-related intangible assets	99	103
Share-based compensation	36	27
Excess tax benefits from share-based awards	(29)	(12)
Deferred income taxes	(9)	(27)
Income from investment in unconsolidated affiliate	(1)	(4)
Loss on early debt extinguishment	85	—
Dividends from unconsolidated affiliate	—	45
Other operating activities	1	—
Changes in assets and liabilities:
Trade accounts receivable	53	25
Prepaid expenses and other assets	(40)	(24)
Accounts payable and other liabilities	38	46
Deferred revenue	(45)	(40)

Net cash provided by operating activities	600	569

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(203)	(150)
Other investing activities	—	1

Net cash used in investing activities	(203)	(149)

Cash flows from financing activities
Debt proceeds	2,392	544
Debt repayments, including redemption and other costs	(2,055)	(544)
Proceeds from issuance of treasury stock	47	26
Purchases of treasury stock, including employee shares withheld for tax obligations	(574)	(528)
Excess tax benefits from share-based awards	29	12
Other financing activities	—	(1)

Net cash used in financing activities	(161)	(491)

Change in cash and cash equivalents	236	(71)
Net cash flows from (to) discontinued operations	—	—
Beginning balance	294	400

Ending balance	$530	$329

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$530	$294
Trade accounts receivable – net	746	798
Deferred income taxes	40	42
Prepaid expenses and other current assets	398	352

Total current assets	1,714	1,486

Property and equipment – net	382	317
Intangible assets – net	1,940	2,003
Goodwill	5,204	5,209
Other long-term assets	348	322

Total assets	$9,588	$9,337

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$898	$905
Current maturities of long-term debt	5	92
Deferred revenue	433	489

Total current liabilities	1,336	1,486

Long-term debt	4,231	3,711
Deferred income taxes	712	716
Other long-term liabilities	166	129

Total liabilities	6,445	6,042
Shareholders’ equity	3,143	3,295

Total liabilities and shareholders’ equity	$9,588	$9,337

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Payments Segment	6%	5%
Financial Segment	2%	3%

Total Company	4%	4%

[1]	Internal revenue growth is measured as the increase in adjusted revenue (see page 7) for the current period excluding acquired revenue, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. There was no acquired revenue in the second quarter of 2015 or revenue attributable to dispositions in the comparable prior year period. During the first six months of 2015, there was no acquired revenue, and revenue attributable to dispositions in the prior year period was $1 million (all in the Financial segment).

	Six Months Ended June 30,
Free Cash Flow [2]	2015	2014
Net cash provided by operating activities	$600	$569
Capital expenditures [3]	(203)	(150)
Other adjustments [3,4]	42	(24)

Free cash flow	$439	$395

[2]	Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes the net change in settlement assets and obligations; tax-effected severance, merger and integration payments; and other items which management believes may not be indicative of the future free cash flow of the company.
[3]	2015 includes $43 million of capital expenditures, primarily leasehold improvements, associated with the construction of a new building related to the company’s Atlanta facility consolidation, of which $24 million is offset by landlord reimbursements reported in net cash provided by operating activities, and $19 million of non-reimbursable building expenditures is included in “other adjustments.”
[4]	“Other adjustments” in 2014 removes a $45 million cash distribution from StoneRiver.

See page 3 for disclosures related to the use of non-GAAP financial measures.

FISV-E

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